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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 5 to Registration Statement
No. 333-31790 of Community Health Systems, Inc. and subsidiaries of our report dated February 25, 2000 (June 8, 2000 as to Notes 9, 10 and 14), appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated February 25, 2000 (June 8, 2000 as to Notes 9, 10 and 14) relating to the consolidated financial statement schedule appearing elsewhere in this Registration Statement.


    We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP


Nashville, Tennessee
June 8, 2000